                                                                    EXHIBIT 23.1

                              Consent of KPMG LLP



The Board of Directors
ICG Communications, Inc.:

We consent to incorporation by reference in the registration statements No. 33-96660 on Form S-3 of IntelCom Group, Inc., No. 333-08729 on Form S-3 of ICG Holdings (Canada) Co., Nos. 333-18839, 333-38823 and 333-74167 on Form S-3 of
ICG Communications, Inc., and Nos. 333-40495 and 333-40495-01 on Form S-3 of ICG Funding, LLC and Nos. 33-14127, 333-25957, 333-39737, 333-45213 and 333-56835 on
Form S-8 of ICG Communications, Inc. of our reports dated June 28, 2001, relating to the consolidated balance sheets of ICG Communications, Inc. and subsidiaries (the Company) (a debtor-in-possession as of November 14, 2000) as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule, which reports appear in the December 31, 2000 Annual Report on Form 10-K of ICG Communications, Inc.

Our report dated June 28, 2001 contains an explanatory paragraph that states that the Company has suffered recurring losses, has a significant net capital deficiency, and, on November 14, 2000, the Company and most of its subsidiaries filed voluntary petitions for protection under Chapter 11 of the United States Bankruptcy Code, all of which raise substantial doubt about their ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. Additionally, the consolidated financial statements do not include any adjustments which may be required in the Chapter 11 reorganization.

Our report refers to a change in the method of accounting for installation revenues.


                                             /s/ KPMG LLP


Denver, Colorado
July 16, 2001